As filed with the Securities and Exchange Commission on November 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XL FLEET CORP.

(Exact name of registrant as specified in its charter)

Delaware	83-4109918
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

145 Newton Street

Boston, MA 02135

Telephone: (617) 718-0329

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

XL Fleet Corp. 2020 Equity Incentive Plan

XL Hybrids, Inc. 2010 Equity Incentive Plan

XL Fleet Corp. Inducement Stock Option Award

XL Fleet Corp. Inducement Restricted Stock Unit Award

(Full Title of the Plans)

James Berklas

General Counsel

XL Fleet Corp.

145 Newton Street

Boston, MA 02135

Telephone: (617) 718-0329

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	30,846,072	(2)	$103,786,905	$9,621

(1)	The number of shares of Common Stock, par value $0.0001 per share (“Common Stock”), stated above consists of (i) the aggregate number of shares which may be sold upon the exercise of options or issuance of stock-based awards which have been granted and/or may hereafter be granted under the XL Hybrids 2010 Equity Incentive Plan (the “2010 Plan”) and the XL Fleet Corp. 2020 Equity Incentive Plan (the “2020 Plan,” and collectively, the “Plans”) (ii) up to 493,026 shares issuable upon the exercise of stock options (the “Inducement Options”) granted to Eric Tech pursuant to the non-qualified stock option agreement by and between the Registrant and Mr. Tech (the “Inducement Option Agreement”) and (iii) up to 154,286 shares issuable upon the vesting of restricted stock units (the “Inducement RSUs”) granted to Eric Tech pursuant to the restricted stock unit agreement by and between the Registrant and Mr. Tech (the “Inducement RSU Agreement” and, together with the Inducement Option Agreement, the “Inducement Agreements”). The shares of Common Stock registered hereunder for issuance pursuant to the Plans consist of (i) up to 19,162,563 shares currently reserved for issuance pursuant to the 2020 Plan, (ii) up to 753,114 additional shares which are currently issuable pursuant to awards granted under the 2020 Plan, and (iii) up to 10,283,083 additional shares which are currently issuable pursuant to awards granted under the 2010 Plan and which may become authorized for issuance under the 2020 Plan if awards outstanding under the 2020 Plan are cancelled or expire. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover (i) any additional shares of the Registrant’s Common Stock that become issuable under the Inducement Agreements or the Plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock and (ii) an indeterminate number of shares which may be issuable after the operation of anti-dilution and other provisions of the Inducement Agreements or the Plans.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the Plans and Inducement Agreements are based on (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock not yet issued and subject to stock-based awards or for which awards have not yet been granted, the average of the high and the low price of Registrant’s Common Stock as reported on the New York Stock Exchange on November 26, 2021. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares reserved for future issuance under the 2020 Plan	19,162,563	$4.62	(2)	$88,531,041
Shares underlying option awards outstanding under the 2020 Plan	753,114	$8.38	(2)	$6,311,095
Shares underlying option awards outstanding under the 2010 Plan	10,283,083	$0.58	(2)	$5,964,188
Shares issuable upon the exercise of the Inducement Options	493,026	$4.62	(2)	$2,277,780
Shares issuable upon the vesting of the Inducement RSUs	154,286	$4.62	(2)	$702,801
Proposed Maximum Aggregate Offering Price				$103,786,905
Registration Fee				$9,621

EXPLANATORY NOTE

On December 21, 2020, XL Fleet Corp., formerly known as Pivotal Investment Corporation II (the “Registrant,” “we,” “us” or “our”), completed its business combination with what was then known as XL Hybrids, Inc. (“Legacy XL”) in accordance with the terms of the Agreement and Plan of Reorganization, dated as of September 17, 2020 (the “Business Combination Agreement”), by and among the Registrant, PIC II Merger Sub Corp., a Delaware corporation (“Merger Sub”), and Legacy XL, pursuant to which Merger Sub merged with and into Legacy XL, with Legacy XL surviving as a wholly owned subsidiary of the Registrant (the “Merger”). In connection with the Merger, the Registrant changed its name to “XL Fleet Corp.”

Pursuant to the Business Combination Agreement, the Registrant assumed the XL Hybrids, Inc. 2010 Equity Incentive Plan, as amended (the “2010 Plan”) and each option to purchase shares of Legacy XL common stock that was outstanding and unexercised immediately prior to the effective time of the Merger under the 2010 Plan, whether or not vested, was converted into and became an option to purchase shares of the Registrant’s Common Stock (the “2010 Plan Awards”). In addition, in connection with the Merger, on December 21, 2021, the stockholders of the Registrant approved the XL Fleet Corp. 2020 Equity Incentive Plan (the “2020 Plan”) This Registration Statement on Form S-8 is being filed for the purpose of registering shares of the Registrant’s Common Stock issuable under the 2010 Plan Awards and the 2020 Plan.

This Registration Statement also registers an aggregate of 647,312 shares (the “Shares”) of Common Stock, consisting of an anticipated number of (i) shares that may be issued upon exercise of a time-based non-qualified stock option to be granted to Eric Tech and (ii) shares that may be issued upon the vesting of restricted stock units to be granted to Eric Tech, each granted in accordance with NYSE Listed Company Manual Rule 303A as an inducement material to his entering into employment with the Registrant as the Registrant’s Chief Executive Officer. The actual number of Shares to granted pursuant to the Inducement Agreements shall be determined on December 1, 2021 as (i) a number of Inducement Options determined by dividing $1,260,000 by the Black Scholes valuation on December 1, 2021 (rounded to the nearest whole share) and (ii) a number of Inducement RSUs determined by $540,000 by the closing price of the Common Stock on the New York Stock Exchange on December 1, 2021 (rounded down to the nearest whole share).

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 with respect to the Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the 2020 Plan and the 2010 Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2020 Plan and the 2010 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 31, 2021 as amended by Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2020, filed with the Commission on May 17, 2021;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 17, 2021, the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 13, 2021, the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Commission on November 15, 2021;

(c)	The Registrant’s Current Reports on Form 8-K or 8-K/A as filed with the Commission on January 28, 2021, March 4, 2021, April 20, 2021, May 11, 2021, May 17, 2021, June 1, 2021, July 21, 2021, August 12, 2021, November 1, 2021, November 10, 2021, November 16, 2021, and November 24, 2021; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on June 24, 2020 pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which description has been updated most recently in the prospectus filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act, on January 22, 2021, relating to the Registration Statement on Form S-1 (File No. 333-252089) in the section entitled “Description of Securities” beginning on page 108.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

James Berklas, Esq., who is providing an opinion concerning the legality of the shares of Common Stock being registered hereby, is the General Counsel of Registrant. Mr. Berklas owns, and/or has options to acquire pursuant to the Registrant’s 2020 Plan, an aggregate of less than 1% of the outstanding shares of Common Stock of the Registrant, and is a participant in the 2020 Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses, including attorney’s fees, actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The amended and restated certificate of incorporation and the amended and restated bylaws of the registrant provide that the registrant may indemnify its directors, officers, employees or agents to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and executive officers in which we have agreed to indemnify and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, against all expenses, losses and liabilities incurred by the indemnitee or on the indemnitee’s behalf arising from the fact that such person is or was a director, officer, employee or agent of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
4.1	Second Amended and Restated Certificate of Incorporation of XL Fleet Corp.		Form 8-K (Exhibit 3.1)	December 23, 2020	001-38971

4.2	Amended and Restated Bylaws of XL Fleet Corp.		Form 8-K (Exhibit 3.2)	December 23, 2020	001-38971

4.3	Specimen Common Stock Certificate		Form 8-K (Exhibit 4.1)	December 23, 2020	001-38971

4.4	Specimen Warrant Certificate		Form 8-K (Exhibit 4.2)	December 23, 2020	001-38971

4.5	Warrant Agreement, dated as of July 11, 2019, by and between XL Fleet Corp. (formerly Pivotal Investment Corporation II) and Continental Stock Transfer & Trust Company		Form 8-K (Exhibit 4.4)	July 16, 2019	001-38971

4.6	Warrant Agreement, dated as of September 29, 2017, by and between XL Hybrids, Inc. and MOTIV Partners LLC		Form 10-K (Exhibit 4.4)	March 31, 2021	001-38971

4.7	Amendment to Warrant Agreement, dated as of December 15, 2020, between XL Hybrids, Inc. and MOTIV Partners LLC		Form 10-K (Exhibit 4.5)	March 31, 2021	001-38971

5.1	Opinion of James Berklas, Esq., General Counsel to XL Fleet Corp.	X

23.1	Consent of Marcum LLP, independent registered public accounting firm to XL Fleet Corp.	X

23.2	Consent of James Berklas, Esq., General Counsel to XL Fleet Corp. (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on the signature page hereof)	X

99.1+	XL Fleet Corp. 2020 Equity Incentive Plan		Form 10-K (Exhibit 10.8)	March 31, 2021	001-39486

99.2+	Form of Stock Option Agreement under XL Fleet Corp. 2020 Equity Incentive Plan		Form 8-K (Exhibit 10.9)	December 23, 2020	001-38971

99.3+	Form of Restricted Stock Unit Agreement under XL Fleet Corp. 2020 Equity Incentive Plan		Form 8-K (Exhibit 10.10)	December 23, 2020	001-38971

99.4+	XL Hybrids, Inc. 2010 Equity Incentive Plan including form of Stock Option Agreement and Form of Restricted Stock Agreement		Form S-4 (Exhibit 10.3)	October 2, 2020	333-249248

99.5+	Form of Non-Qualified Stock Option Agreement under the Inducement Option grant	X

99.6+	Form of Restricted Stock Unit Agreement under the Inducement RSU grant	X

+	Denotes management contract or compensatory plan or arrangement

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, State of Massachusetts on November 29, 2021.

XL FLEET CORP.

/s/ James Berklas
Name:	James Berklas
Title:	General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James Berklas, his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dimitri Kazarinoff	Chief Executive Officer	November 29, 2021
Dimitri N. Kazarinoff	(Principal Executive Officer)
/s/ Cielo Hernandez	Chief Financial Officer	November 29, 2021
Cielo Hernandez	(Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas J. Hynes III	President and Director	November 29, 2021
Thomas J. Hynes, III

/s/ Debora M. Frodl	Director and Chair of the Board	November 29, 2021
Debora M. Frodl

/s/ Kevin Griffin	Director	November 29, 2021
Kevin Griffin
/s/ Christopher Hayes	Director	November 29, 2021
Christopher Hayes

/s/ Jonathan J. Ledecky	Director	November 29, 2021
Jonathan J. Ledecky

/s/ Niharika Ramdev	Director	November 29, 2021
Niharika Ramdev

/s/ Sarah Sclarsic	Director	November 29, 2021
Sarah Sclarsic